Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

CONTACT:

Meara Murphy

978-671-8508

LANTHEUS HOLDINGS ANNOUNCES DIVESTITURE OF ITS CANADIAN RADIOPHARMACY OPERATIONS AND COMMENCEMENT OF LONG-TERM SUPPLY AGREEMENT

Transaction Simplifies Distribution Model in Canada and Improves Operational Efficiencies

NORTH BILLERICA, Mass., (January 13, 2016) – Lantheus Holdings, Inc. (“Lantheus” or the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products, today announced the sale of its radiopharmacies and Gludef® (Fludeoxyglucose F18 Injection) manufacturing and distribution business in Canada to Isologic Innovative Radiopharmaceuticals Ltd. (“Isologic”) for U.S. $9.0 million in cash, subject to certain purchase price adjustments. As part of the transaction, the Company and Isologic also entered into a long-term supply contract under which the Company will supply Isologic with the Company’s products on commercial terms and under which Isologic has agreed to certain product purchase commitments.

The transaction included three radiopharmacies owned by Lantheus in Dorval, Quebec, Quebec City, Quebec and Mississauga, Ontario and one radiopharmacy operated by Lantheus in Vancouver, British Columbia. These radiopharmacies prepare individual, patient-ready doses of radiopharmaceuticals that are sold to healthcare providers, which administer those unit doses to patients. The long-term supply contract ensures that Lantheus’ products will continue to be available in the unit dose distribution channel.

Lantheus has retained its business in Canada which sells its bulk radiopharmaceuticals, such as TechneLite® (Technetium Tc-99m) generators and other nuclear medicine products and cold kits, and its contrast agent, DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension.

“We are simplifying our distribution model in the Canadian market to improve operational efficiencies and streamline our Canadian operations,” said Mary Anne Heino, President and Chief Executive Officer of Lantheus. “This step reflects an evolution in our business strategy that enables Lantheus to continue providing industry-leading nuclear medicine products and contrast agents to patients and healthcare providers in this important international market.”

Ms. Heino continued, “We are committed to working closely with Isologic to execute a seamless transition for customers, patients and employees. Through our new long-term partnership with Isologic, we will continue to meet the unit dose needs of the Canadian healthcare community with our products.”

As a result of this shift in distribution model and the commencement of the long-term supply agreement, the Company expects its overall level of Adjusted EBITDA to improve as compared to historic levels due to the decrease in costs associated with operating the radiopharmacies and the contracted revenue attributable to the long-term supply agreement. The Company plans to discuss this transaction on its next quarterly earnings call.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), which is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. LMI is headquartered in North Billerica, Massachusetts with offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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